NEWS RELEASE

                             Mednet, MPC Corporation



FOR IMMEDIATE RELEASE                             Contact:Robert Bagdasarian
                                                  Chief Executive Officer
                                                  (702)361-3119


                      MEDNET ANNOUNCES LOSSES FOR YEAR-END
               BUT IMPLEMENTS STRATEGY TO RESTRUCTURE THE COMPANY

                     COMPANY TO INCUR FOURTH QUARTER CHARGES

LAS VEGAS, Nevada (March 19, 1997) -- Mednet, MPC Corporation (Nasdaq:MMRX), a provider of managed prescription care services, today announced that it has implemented a strategy to streamline the Company's organizational structure and operations to position Mednet for future growth. The Company also announced that, as a result of a re-evaluation of intangible assets, the Company would incur a fourth quarter charge in excess of $13 million. The Company expects to report an operating loss for the year in addition to the fourth quarter charges. Revenue for 1996 is expected to be approximately $93 million, which was lower than November projections of $100 to $110 million. The Company expects to restate the results of its first three quarters which will affect the profitability reported for the first quarter and subsequent periods. Final year-end results will be reported upon completion of the annual audit. The Company is expected to announce final results in conjunction with the filing of its Form 10-K.

         The Company has closed its Chicago-based dispensing facility and consolidated its operations into its Las Vegas facility. In addition, it will implement cost-saving measures in its Las Vegas, Nevada, and Lemoyne, Pennsylvania, facilities. This consolidation/restructuring plan is expected to reduce annual operating costs by approximately $2.5 million. Under the plan, new management has already reduced personnel 40% by streamlining the Company's organizational structure.

         The Company also announced that, as a result of the proceedings brought by the Nevada State Board of Pharmacy in July of 1996 for violations in the operation of its Nevada mail order pharmacy in October and November 1995, the Company's Nevada pharmacy license has been put on probation. The Company will fully comply with the conditions of the probation. Management believes that the consolidation of the facilities will provide new management with tighter control over its operation.

         Mr. Robert A. Bagdasarian, chief executive officer of Mednet, said, "Mednet's Board of Directors has affirmed new management plans for sweeping changes in Mednet's structure, organization and staffing. These changes will allow the Company to compete as a restructured participant in the managed care arena. We expect to have lower sales in 1997, but improve net performance of the Company. As the new chief executive officer of Mednet, my first priority is to develop a new business strategy to put the Company on the right track for improved performance. An in-depth analysis helped us to recognize opportunities for consolidation among our facilities and to identify nonprofitable contracts for cancellation. As previously noted and as a result of our consolidation efforts, we have written off certain intangible assets as required by accounting rules."

         In closing, Mr. Bagdasarian said, "We believe these actions will give the new management team a stronger base from which to build a turn-around strategy. We look forward to a challenging period of implementing our new strategy."

         Mednet, MPC Corporation, through its wholly owned subsidiaries, Medi-Claim and Medi-Mail, provides drug prescription benefit management services including the establishment of mail service and retail pharmacy networks through contracts with licensed pharmacies.

     Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially include failure of revenue on new contracts to develop as estimated, loss of existing contracts, ineffectiveness of cost-savings efforts, general downward trends in the Company's industry, negative impacts of pending and threatened litigation and other contingencies and other risk factors detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.